 Exhibit 99.1

Dataram SIGNS NEW TERM SHEET WITH EXISTING LENDER

May 3, 2012

Princeton, NJ, May 3, 2012 — Dataram Corporation [NASDAQ: DRAM], a leading international manufacturer of computer memory, storage and software products, announced today that it has signed a new term sheet with its existing lender. The term sheet provides for a reduction in the interest rate of approximately 25%, the elimination of the three clearing days for calculating the outstanding balance and increased availability based on formula by approximately $1,200,000. The reduction in interest rate and clearing days will result in lower finance costs for the term of the agreement. The term sheet is subject to final documentation and the establishment of certain financial covenants. The total line remains at its current level of $3,500,000.

About Dataram
Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov.

Dataram Contact:
Stefanie Pavao
Dataram Marketing
609-799-0071
spavao@dataram.com